EXHIBIT 10.1

SYSTEMONE EQUIPMENT INSPECTION AND REPAIR AGREEMENT

     This Agreement (this “Agreement”), effective this 30th day of July, 2003, is by and between Safety-Kleen Systems, Inc. (“Safety-Kleen”) with offices at 5400 Legacy Dr., Cluster II, Building 3, Plano, TX 75024 and SystemOne Technologies Inc. (“SystemOne”) with offices at 8305 N.W. 27th Street, Suite 107, Miami, FL 33122.

     Safety-Kleen and SystemOne entered into a Second Amended and Restated Marketing and Distribution Agreement (the “Marketing Agreement”) as of March 8, 2001. On June 27, 2003, Safety-Kleen sent a letter to SystemOne that in general, among other things, notified SystemOne it considered the Model 250 Recycling Parts Washers (the “Washers”), including the approximately 6,000 Washers in Safety-Kleen’s inventory, to contain defects and, pursuant to Section 4.2(b)(iii) of the Marketing Agreement, requested SystemOne to cure the alleged defects. The Marketing Agreement provides, in general, that a material breach, if one occurs, shall be cured within twenty (20) business days or, if it cannot be cured within twenty (20) business days, then the breaching party must “pursue with due diligence the prompt curing of same.”

     This Agreement documents the agreed procedures for inspection and Repair (as defined below) of Washers, starting with the date of this Agreement and concluding no later than as set forth below. This Agreement does not constitute an admission or concession by SystemOne as to the existence or non-existence of a material breach of the Marketing Agreement or of defective Washers; nor a waiver by Safety-Kleen or SystemOne of its rights under the Marketing Agreement or by Safety-Kleen of any rights, remedies and damages under its June 27, 2003 letter or otherwise (all of which are expressly reserved); nor an accord and satisfaction.

1. PURPOSE:

     A.     SystemOne shall inspect and repair, which repair may include, at SystemOne’s option, upgrade or replacement (“Repair”), of (i) factory defects in Washers and (ii) leaking solvent storage tanks (irrespective of whether such are factory defects) in (x) all Washers in Safety-Kleen’s current inventory at all Safety-Kleen Branches, Distribution Centers (DC’s) and the Safety-Kleen storage facility in Macon, GA, and (y) any Washers of Safety-Kleen customers (1) described in Schedule I attached hereto, or (2) which report or have reported such leaks to Safety-Kleen, at such customers’ respective locations; all expenses related to the inspections and Repairs, including but not limited to transportation, labor, replacement parts, etc., shall be at SystemOne’s sole expense.

     B.     The inspection process will include a comprehensive functionality review and, in particular, extensive inspection of and when necessary Repair of the solvent storage tanks in Washers, all as more fully described below.

2. INSPECTION PROCEDURES BY SYSTEMONE:

     A.     For Inventory Washers, unwrap and visually inspect for in-transit damage

     B.     Fill holding tank above the float level with Safety-Kleen Premium Solvent

     C.     Perform a “full run” 4 minute cycle test

1. Connect to appropriate power source and remove back panel.

2. Fill wash basin with approximately 1-2 gallons of solvent.

3. Recycle equipment.

4. When vacuum stabilizes, check all connections for potential solvent and vacuum leaks.

5. Complete an equipment inspection report detailing results of inspection. Such inspection report shall be provided promptly to Safety-Kleen; no Safety-Kleen employee of any Branch, DC or storage facility shall be requested to sign such inspection report or any other document waiving (or resulting in the waiver of ) Safety-Kleen’s rights or releasing (or resulting in the release of) SystemOne.

6. Drain solvent on all units ready to ship leaving 1-2 gallons in distillation tank.

7. Repackage units that pass inspection and return to Customer, Branch, or DC or storage inventory.

8. Order any components or supplies needed to Repair all defects.

9. (i) Factory defects and (ii) leaking solvent storage tanks (irrespective of whether such are factory defects) will be Repaired, and corrective work completed, as promptly as possible, but not later than the time periods set forth below in Section 3 following initial inspection with steps B and C repeated to verify that such Repair resolved the problem identified during initial inspection.

3. RESPONSIBILITIES:

     A.     SystemOne

a. Washers at Customer locations, Safety-Kleen Branches, and Pomona DC

1. SystemOne’s Regional Service Managers and factory technicians will inspect and evaluate (a) all (100%) Washers in Safety-Kleen’s inventory at Safety-Kleen Branches, and the Safety-Kleen Distribution Center in Pomona, CA (“Pomona DC”), and (b) any leaking storage tanks in Washers of Safety-Kleen Customers described in Schedule I or of Customers who report or have reported such leaks at such Customer’s respective locations and Repair all (i) factory defects and (ii) leaking solvent storage tanks (irrespective of whether such are factory defects) in such Washers.

2. All Customer Washers identified in Schedule I shall be inspected and Repaired within 21 days after the date of this Agreement. Safety-Kleen shall provide to SystemOne a list of any additional Customer Washers as to which reports of solvent storage tank leaks have been provided to Safety-Kleen on August 1, 2003, and all such Washers shall be inspected and Repaired on or before August 22, 2003. Thereafter, Safety-Kleen shall provide to SystemOne a list of any additional Customer Washers as to which reports of solvent storage tank leaks have been provided to Safety-Kleen on Friday of each subsequent week, commencing August 8, 2003, and any such Washers shall be inspected and Repaired within 14 days after the date of receipt by SystemOne of written notification of such Washers and their locations. All Washers at Safety-Kleen Branches or the Pomona DC shall be inspected within 30 days after the date of this Agreement. Safety-Kleen shall use its best efforts to ensure that all information provided to SystemOne in such lists is accurate and complete.

3. Based on the process and procedures set forth in this Agreement, the Regional Service Managers will determine the parts to be replaced and will place the order for those items with SystemOne-Miami. SystemOne represents to Safety-Kleen that there are sufficient parts in inventory at SystemOne-Miami, or otherwise available to SystemOne in a timely fashion, for it to perform its obligations under this Agreement.

4. SystemOne-Miami will at its sole discretion expedite shipment of any required parts ordered by the Regional Service Managers directly to the appropriate Safety-Kleen Customer, Branch, and Pomona DC site.

5. SystemOne will provide the manpower, equipment, lighting, materials and electrical generators, as needed, to complete the inspection and Repair at the Customer, Branch, and Pomona DC sites in accordance with this Agreement. SystemOne will utilize Safety-Kleen Premium Solvent supplied by Safety-Kleen at no cost to SystemOne, unless a spill or test procedure makes it impractical to return significant quantities of solvent to storage. To the extent that Safety-Kleen cannot, as reasonably determined by Safety-Kleen, provide material handling equipment (e.g. forklifts) as set forth below, SystemOne shall at its expense provide such equipment.

6. SystemOne will install the required replacement parts or materials needed to Repair any factory defect or leaking solvent storage tank found.

7. After completion of the inspection and where necessary Repair of a Washer, the SystemOne Regional Service Manager will certify the Washer as having been inspected and/or Repaired and then will notify Mark Wekesser of Safety-Kleen and Jon Clawson of SystemOne that the process has been completed.

8. Replaced parts will be appropriately tagged, packaged and returned by the Regional Service Managers at SystemOne’s sole expense directly to SystemOne-Miami for further inspection and evaluation.

9. If any Repair on a Customer Washer will result or results in a Customer being unable to use its Washer for more than eight (8) hours during the Repair period set forth in this Agreement, then SystemOne shall provide at its sole cost a temporary Washer for Customer’s use. The temporary Washer shall at no time be sold to Safety-Kleen as a new Washer.

b. Washers at Safety-Kleen DCs (excluding Pomona DC), and Macon storage site

1. On or before July 31, 2003, SystemOne will ship 1-2 truckloads of fully-tested, new Washers to Safety-Kleen DCs (excluding the Pomona DC), plus the Macon, GA storage site, in accordance with Safety-Kleen’s shipping instructions (comprising approximately 1040 Washers in total), and transport not less than an equal number of Washers from Safety-Kleen’s inventory at such DCs and Macon site, to SystemOne’s factory in Miami.

2. SystemOne will inspect all such Washers and Repair all (i) factory defects and (ii) leaking solvent storage tanks (irrespective of whether such are factory defects) in such Washers, at the SystemOne factory, and then transport the Washers back to a DC or the Macon site, as specified by Safety-Kleen. SystemOne will then pick up another truckload of Washers which have not yet been inspected and Repaired in accordance with this Agreement from the DCs and the Macon site, transport them to the SystemOne factory for inspection and Repair, as appropriate, and subsequent return to the specified location, and continue the process until all Washers in Safety-Kleen’s inventory as of the date hereof (approximately 6000) have been inspected and Repaired.

3. All such Washers (approximately 6000) shall be inspected and Repaired within 45 days after the date of this Agreement, with no less than 2000 Washers completed within 15 days, and no less than 4000 Washers completed within 30 days.

c. Other

1. SystemOne-Miami will generate and maintain a separate data base by serial number and original Customer, Branch, DC or storage location to track and monitor future reported defects on all units inspected as well as units certified as ready to use, which information SystemOne shall provide to Safety-Kleen upon request.

2. SystemOne is to provide proof of adequate insurance, consisting of at least $5 million dollars of both general liability and workers’ compensation insurance prior to entering work premises of Safety-Kleen.

3. SystemOne will provide notice as far in advance as reasonably possible, but not less than one (1) business day in advance, of any inspection/Repair at a Branch or Customer location, in order to enable Safety-Kleen to have appropriate personnel present. Any delay requested by Safety-Kleen in writing, or confirmed by the parties in writing shall be added to the time periods for SystemOne’s performance of this Agreement. SystemOne has initiated ongoing inspection/Repairs at the SystemOne factory, and will provide reasonable cooperation in allowing Safety-Kleen personnel to be present for such inspection/Repairs at the SystemOne factory. The failure of Safety-Kleen to provide such personnel shall not prevent SystemOne from performing such inspection and Repair work.

4. SystemOne will provide a report to Ed Zielinski of Safety-Kleen on Monday of each week, for all activity during the past week identifying: the serial number and location of each Washer inspected and/or Repaired, the nature of the problem, if any identified, the nature of the Repair, and the date of such actions.

5. SystemOne will pay, within 30 days after receiving a statement from Safety-Kleen, any actual out-of-pocket costs (consisting of labor involved in loading and unloading Washers) incurred by Safety-Kleen at SystemOne’s request, in connection with this inspection and Repair program. Safety-Kleen shall provide to SystemOne such supporting data for any such expenses as SystemOne may reasonably request. Except as set forth in the last paragraph of Section 3B of this Agreement, Safety-Kleen reserves the right, pursuant to Section 10 of the Marketing Agreement or otherwise to seek reimbursement and damages for Safety-Kleen’s labor costs, and SystemOne reserves the right to challenge such costs.

6. SystemOne agrees to hold Safety-Kleen harmless from any damage and liability associated with any Repair work other than damage or liability caused by Safety-Kleen’s sole negligence or willful misconduct. Nothing in this paragraph or Agreement shall limit SystemOne’s obligations under the Marketing Agreement.

7. Notwithstanding anything else in this Agreement to the contrary, no Washer replaced and Repaired by SystemOne shall later be sold to Safety-Kleen as a new Washer under the Marketing Agreement.

     B.     Safety-Kleen

1. Provide single point of contact for coordination of the inspection and Repair activities set forth in this Agreement at each Branch site and, as required hereby, at each Customer location, and the delivery and/or exchange of all Washers in Safety-Kleen’s inventory at its DCs and the Macon site.

2. To the extent available, as reasonably determined by Safety-Kleen, provide available space for inspection and temporary holding for arrival and installation of parts for Repairs, at Branch sites. If such space is not available due to usage or size limitations as reasonably determined by Safety-Kleen, and additional space must be obtained (trailer, etc.), then SystemOne shall be responsible for all out of pocket costs associated with such additional space. It is understood that, notwithstanding the foregoing, Safety-Kleen shall not be required to provide available space if doing so, as reasonably determined by Safety-Kleen, shall disrupt its operations or result in additional costs to Safety-Kleen.

3. Provide material handling equipment for movement of equipment within each Branch, DC and the Macon site to the extent available without disrupting Safety-Kleen’s day to day operations or resulting in additional costs to Safety-Kleen, as reasonably determined by Safety-Kleen, and provide, at no cost to SystemOne, Safety-Kleen Premium Solvent (or to sell at Safety-Kleen’s cost any solvent necessary to replace significant lost quantities of solvent), required for testing.

4. Safety-Kleen will segregate completed Washers from other inventories and ship to Branches and/or Customers only Washers inspected or Repaired or newly produced Washers delivered to Safety-Kleen on or after July 28, 2003.

5. Safety-Kleen will bear all costs associated with having representatives present at any inspection and Repair of Washers.

4. MISCELLANEOUS:

     A.     This Agreement and the Marketing Agreement constitute the full understanding of the parties and all prior agreements, negotiations, dealings and understandings, whether written or oral, regarding the subject matter hereof are superseded by this Agreement.

     B.     This Agreement may be amended only by a written agreement executed by the parties hereto.

     C.     No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing or performance shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.

     D.     Section headings as to the contents of particular sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

     E. In the event any term or provision of this Agreement, or any portion hereof, or any application of any term or provision shall be invalid or unenforceable, the remainder of this Agreement or any other application of such term or provision shall not be affected thereby.

     F.     All rights conferred by this Agreement shall be binding upon, inure to the benefit of, and be enforceable against the respective permitted successors and assigns of the parties.

     G.     All notices, requests, approvals and other communications required or permitted under this Agreement shall be in writing and shall be given in accordance with the notice provisions set forth in Section 13.7 of the Marketing Agreement.

     H.     This Agreement may be executed in identical duplicate copies. The parties agree to execute at least two identical original copies of this Agreement. Each identical counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

     I.     Section 13.9 of the Marketing Agreement shall be deemed to apply to all Confidential Information (as defined in the Marketing Agreement) provided pursuant to or in connection with this Agreement.

     J.     Notwithstanding anything contained herein to the contrary, neither party will be liable in any way as a result of delay in the fulfillment of any term of this Agreement, when such delay is due to an act of God, act or request of governmental authority, war, riot, any voluntary or involuntary shutdown or curtailment of or interference with, its facilities, incident to any labor controversy or failure of any customary source of supplies which may directly or indirectly affect the obligations arising hereunder for such (a “Permitted Delay”), nor shall any such Permitted Delay constitute a basis to terminate this Agreement; however, a party’s failure to fulfill its obligations after a Permitted Delay no longer exists shall constitute a breach of this Agreement. This clause shall not apply to payment obligations set forth in this Agreement.

     K.     If the parties should have a material dispute arising out of or relating to this Agreement then it shall be resolved pursuant to the applicable provisions of the Marketing Agreement; nothing in this Agreement shall preclude Safety-Kleen from arguing that a material breach of this Agreement constitutes a material breach of the Marketing Agreement or a failure to cure with due diligence pursuant to Section 4.2(b)(iii) of the Marketing Agreement, or from exercising all of its rights under the Marketing Agreement, at law or in equity.

     L.     This Agreement shall inure to the benefit of the parties and their successors and assigns.

     M.     Section 18 of the Marketing Agreement shall apply to this Agreement.

     N.     This Agreement shall terminate automatically upon the termination of the Marketing Agreement, provided that this Section 4 shall survive any such termination.

     O. The parties agree to provide all reasonable mutual cooperation in order to accomplish the purposes of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

SystemOne Technologies, Inc.	Safety-Kleen Systems Inc.

By: /s/ Paul Mansur	By: /s/ Mark Phariss

Paul Mansur Chief Executive Officer	Mark Phariss Assistant General Counsel